EXHIBIT 16.1

                                    KPMG LLP
                          Certified Public Accountants
                               1600 Market Street
                             Philadelphia, PA 19103
                            Telephone: (215) 299-3100
                            Facsimile: (215) 299-3150



                                                          September 29, 1999



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549

Ladies and Gentlemen:

We were previously principal accountants for Global Telecommunication Solutions, Inc. and, under the date of April 9, 1999, we reported on the consolidated financial statements of Global Telecommunication Solutions, Inc. and subsidiaries as of and for the years ended December 31, 1998 and 1997. Our report contains a separate paragraph stating that the Company has suffered recurring losses from operations and has a significant net working captial deficiency at December 31, 1998 and has not made certain payments of taxes and regulatory fees which raise substantial doubt about the Company's ability to continue as a going concern. On September 23, 1999, our appointment as principal accountants was terminated. We have read Global Telecommunication Solutions, Inc.'s statements included under Item 4 of its Form 8-K dated September 23, 1999, and we agree with such statements, except that we are not in a position to agree or disagree with Global Telecommunication Solutions, Inc.'s stated reason for the change in principal accountants or the statement that the change was approved by the board of directors and the audit committee of the board of directors.

Very truly yours,

/s/  KPMG LLP

KPMG LLP
Certified Public Accountants